Exhibit 99.25(j)(i)

Amended and Restated Concentration Account Agreement

This Agreement is made and entered into as of the 10th day of September 2025 by and among Palmer Square Funds Trust (the “Trust”), each participating fund listed in Annex I hereto (each a “Customer”), severally and not jointly, and JPMorgan Chase Bank, N.A., a national banking association organized under the laws of the United States (“J.P. Morgan”).

Whereas, this Amended and Restated Concentration Account supersedes the Concentration Account Agreement entered into by certain parties hereto dated July 21, 2024;

Whereas, the Trust, Palmer Square Credit Opportunities ETF, Palmer Square CLO Senior Debt ETF, Palmer Square CLO Debt ETF, Palmer Square Income Plus Fund, Palmer Square Ultra-Short Duration Investment Grade Fund and J.P. Morgan are parties to the Global Custody Agreement, dated July 21, 2024 (the “First Custody Agreement”), as it may be amended from time to time;

Whereas, Palmer Square Opportunistic Income Fund, PSOIX Funding I LLC and J.P. Morgan are parties to the Global Custody Agreement, dated August 26, 2025 (the “Second Custody Agreement”), as it may be amended from time to time;

Whereas, the Trust, as applicable, and the Customers desire to maintain one or more omnibus accounts with J.P. Morgan as set forth in Annex I hereto for the purposes of facilitating the processing of certain transactions on behalf of the Customers, as agreed by the parties from time to time (each a “Concentration Account”); and

Whereas, J.P. Morgan is capable of providing, and desires to provide, cash account services with regard to each Concentration Account;

Now, Therefore, in consideration of the mutual covenants and agreements set forth below, J.P. Morgan, the Trust, as applicable, and the Customers agree as follows:

1.	Each Customer and J.P. Morgan hereby acknowledge and agree that for purposes of this Agreement and the administration of each Concentration Account, it is subject to and bound by the terms and conditions of the applicable Custody Agreement as of the effective date of this Agreement. Each Customer represents to J.P. Morgan that all representations contained in the applicable Custody Agreement are true and accurate as of the date of this Agreement, and that such representations are deemed to be given or repeated by the Customers on the date of this Agreement.

2.	J.P. Morgan shall open each Concentration Account in the name of the Trust as agent for and for the benefit of the relevant Customers of the First Custody Agreement.

3.	J.P. Morgan shall open each Concentration Account in the name of the Palmer Square Opportunistic Income Fund and PSOIX Funding I LLC for the benefit of the Customers of the Second Custody Agreement.

4.	Each Concentration Account shall be deemed an Account under the applicable Custody Agreement and, except as otherwise provided herein, administered in accordance with the terms and conditions of the applicable Custody Agreement.J.P. Morgan and each Customer shall have their respective rights, remedies, obligations, and liabilities as set out in the applicable Custody Agreement with respect to the administration of each Concentration Account. For the avoidance of doubt, any Liabilities related to a Concentration Account shall be secured by J.P. Morgan’s security interest as set forth in the applicable Custody Agreement and any cash in a Concentration Account shall be subject to the security interest and set-off provisions of the applicable Custody Agreement.

5.	The Customers agree that each person who is an Authorized Person under the applicable Custody Agreement shall be an Authorized Person authorized to provide Instructions with respect to the Concentration Account.

6.	The Trust represents and warrants that it serves and is entering into this Agreement as agent for the Customers of the First Custody Agreement and is duly authorized to enter into this Agreement on behalf of the Customers. Subject to this representation and warranty, J.P. Morgan agrees that any Liabilities of the Trust with respect to the Concentration Account will be incurred solely in its capacity as agent for the Customers of the First Custody Agreement and shall be treated as obligations of the Customers.

7.	The Trust, as applicable, and each Customer hereby acknowledge and assume all risks associated with aggregating transactions in the Concentration Account with those of other Customers, including, but not limited to, J.P. Morgan’s inability or refusal to process a transaction in a Concentration Account due to any Customer having insufficient cash at the time such transaction is scheduled to occur and the Customers shall be liable for any associated costs or penalties.

6.	The Trust, as applicable, and the Customers (i) shall be responsible for ensuring that sufficient records and internal controls to monitor and reconcile daily activity with respect to amounts and transactions attributable to each Customer in the Concentration Account are maintained, and (ii) acknowledge that J.P. Morgan is only acting upon the Instructions of the Trust, the Customer, or its Authorized Persons (which may be agents of the Customers or the Trust) to allocate credits or debits in the Concentration Account among the Customers. In particular, the Trust or the relevant Customer shall provide or cause to be provided to J.P. Morgan in writing, on a daily basis, prior to 5:00pm Eastern Standard Time (a) with respect to cash, information as to the amount of cash attributable to each Customer in the Concentration Account, (b) with respect to cash payments, an Instruction to debit cash from each Customer and credit it into the Concentration Account, with further instructions to pay such amount to third-parties, (c) with respect to cash receipts, an Instruction to credit cash into the Concentration Account, with further instructions to debit such amount from the Concentration Account and credit it to each Customer, (d) information regarding the transactions of each Customer processed through the Concentration Account, and (e) records to identify and support how any advance, overdraft or other obligation of the Customers that may be outstanding with respect to the Concentration Account should be allocated among such Customers; provided that, notwithstanding anything contained herein or any other agreement, (x) to the extent the foregoing allocation does not result in immediate payment in full to J.P. Morgan or satisfaction of any such amounts, or (y) in the event the Trust or Customer does not inform J.P. Morgan of how such allocation is to be made by close of business on the same business day of such request, such advances, overdrafts, or other obligations shall be deemed to be allocated by the Trust or Customer among the Customers on a pro rata basis based on the value of the Customers’ Accounts maintained by J.P. Morgan or as otherwise provided by the Trust or the Customers to J.P. Morgan as a standing instruction and J.P. Morgan shall not be liable for relying on any such allocation.

7.	This Agreement may be terminated with respect to one or more Customers by a party upon at least five (5) days’ written notice to the other parties hereto; provided that upon termination of the applicable Custody Agreement, then, with respect to any Customer that is a party to such Custody Agreement, this Agreement shall automatically terminate contemporaneously therewith.

8.	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

9.	Capitalized terms not otherwise defined in this Agreement shall bear the definition set forth in the applicable Custody Agreement.

10.	Any amendments to this Agreement must be in writing and, except where this Agreement or the applicable Custody Agreement provides for amendments by notice from J.P. Morgan, signed by both parties.

11.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflict of laws. The parties hereto each waive trial by jury in any action or proceeding arising out of or in connection with the subject matter of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and behalf on the day and year first above written.

JPMORGAN CHASE BANK, N.A.

BY:	/s/ Nicole Olech
NAME:	Nicole Olech
TITLE:	Vice President

PALMER SQUARE FUNDS TRUST on behalf of:

•	Palmer Square Credit Opportunities ETF
•	Palmer Square CLO Senior Debt ETF
•	Palmer Square CLO Debt ETF
•	Palmer Square Income Plus Fund
•	Palmer Square Ultra-Short Duration Investment Grade Fund

severally and not jointly

BY:	/s/ Scott Betz
NAME:	Scott Betz
TITLE:	Authorized Signer

PALMER SQUARE OPPORTUNISTIC INCOME FUND

BY:	/s/ Scott Betz
NAME:	Scott Betz
TITLE:	Authorized Signer

PSOIX FUNDING LLC

BY:	/s/ Scott Betz
NAME:	Scott Betz
TITLE:	Authorized Signer

ANNEX I

List of Concentration Accounts and Customers

Account Name	Account Number	Account Purpose	Participating Funds (Customers)
Palmer Square Credit Opportunities ETF
Palmer Square CLO Senior Debt ETF
Palmer Square CLO Debt ETF
Palmer Square Income Plus Fund
Palmer Square Ultra- Short Duration Investment Grade Fund
Palmer Square Opportunistic Income Fund
PSOIX Funding I LLC

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